Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 12, 2014, with respect to the consolidated financial statements of Emtrol LLC and its subsidiary for the years ended December 31, 2013 and 2012 included in the Current Report of CECO Environmental Corp. on Form 8-K/A filed with the Securities and Exchange Commission on January 20, 2015. We hereby consent to the incorporation by reference of the aforementioned report in the Joint Proxy Statement/Prospectus constituting a part of this Amendment No. 1 to CECO Environmental Corp.’s Registration Statement on Form S-4.

Kutz & Company, Inc.

/s/ Kutz & Company, Inc.

Great Neck, New York

July 10, 2015